EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-35366, 333-51176, 333-108646, 333-110201 and 333-116146), on Form S-4 (No. 333-109881) and on Form S-8 (Nos. 333-28277, 333-46691, 333-77961, 333-90091, 333-31026, 333-36374, 333-48844, 333-55092, 333-98779, 333-101704, 333-111138, 333-111141, 333-111681, 333-120997, 333-122404 and 333-129926) of our report dated October 28, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Intellisync Corporation, which appears in this Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
November 22, 2005